OPTION ONE MORTGAGE LOAN TRUST 2007-HL1
ASSET-BACKED CERTIFICATES, SERIES 2007-HL1

AMENDMENT NO. 1

Amendment No. 1 (the “Amendment”), dated June 19, 2007 and effective as of June 1, 2007, among Option One Mortgage Acceptance Corporation, as depositor (the “Depositor”), Option One Mortgage Corporation, as servicer (the “Servicer”), HSBC Bank USA, National Association, as trustee (the “Trustee”) and Wells Fargo Bank, N.A., as master servicer, trust administrator and custodian (the “Trust Administrator”) to the Pooling and Servicing Agreement, relating to the above-captioned Asset Backed Certificates (the “Agreement”), dated as of April 1, 2007, among the Depositor, the Servicer and the Trustee.  Capitalized terms used herein but not defined herein shall have the meanings ascribed thereto in the Agreement.

1.	Amendment.

In consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

Section 1.01 of the Agreement is hereby amended by replacing the definition of “Overcollateralization Target Amount” with the following:

“Overcollateralization Target Amount”:     With respect to any Distribution Date prior to the Stepdown Date an amount equal to 14.00% of the aggregate Principal Balance of the Mortgage Loans as of the Cut-off Date. With respect to any Distribution Date, on or after the Stepdown Date, the lesser of the amount set forth in the preceding sentence and 28.00% of the aggregate Stated Principal Balance of the Mortgage Loans for the related Distribution Date, subject to a floor equal to the Overcollateralization Floor; provided however, if a Trigger Event is in effect on the related Distribution Date, the Overcollateralization Target Amount will be the Overcollateralization Target Amount for the previous Distribution Date. Notwithstanding the foregoing, on and after any Distribution Date following the reduction of the aggregate Certificate Principal Balance of the Class A Certificates to zero, the Overcollateralization Target Amount shall be zero

2.	Counterparts.

This Amendment may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

3.	Governing Law.

This Amendment shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

4.	Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Amendment for any reason whatsoever shall be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Amendment and shall in no way affect the validity or enforceability of the other provisions of this Amendment.

5.	Successors and Assigns.

The provisions of this Amendment shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Certificateholders.

6.	Article and Section Headings.

The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

IN WITNESS WHEREOF, the Depositor, the Servicer, the Trustee and the Trust Administrator have caused their names to be signed hereto by their respective officers thereunto duly authorized, all as of the day and year first above written.

OPTION ONE MORTGAGE ACCEPTANCE
CORPORATION
as Depositor

By:	/s/ William O’Neill
Name:	William O’Neill
Title:	Treasurer

OPTION ONE MORTGAGE CORPORATION
as Servicer

By:	/s/ William O’Neill
Name:	William O’Neill
Title:	Treasurer

HSBC BANK USA, NATIONAL ASSOCIATION as Trustee

By:	/s/ Elena Zheng
Name:	Elena Zheng
Title:	Assistant Vice President

WELLS FARGO BANK, N.A.
as Master Servicer, Trust Administrator and Custodian

By:	/s/ Jacquelyn E. Kimball
Name:	Jacquelyn E. Kimball
Title:	Vice President

AGREED AND ACKNOWLEDGED BY:

OPTION ONE MORTGAGE CAPITAL CORPORATION, as Holder of the Class C Certificates

By:	/s/ William O’Neill
Name:	William O’Neill
Title:	Treasurer

AGREED AND ACKNOWLEDGED BY:

XL CAPITAL ASSURANCE, INC., as Certificate Insurer

By:	/s/ Linda S. Kobrin
Name:	Linda S. Kobrin
Title:	Managing Director

AGREED AND ACKNOWLEDGED BY:

BEAR STEARNS FINANCIAL PRODUCTS INC., as Swap Provider

By:	/s/ Michael Bellacosa
Name:	Michael Bellacosa
Title:	DPC Manager